RidgeWorth Funds

3333 Piedmont Road, Suite 1500

Atlanta, GA 30305

July        , 2012

State Street Bank and Trust Company

Two Avenue de Lafayette, 2nd Floor

Boston, MA 02111

Ladies and Gentlemen:

Reference is made to the Master Custodian Agreement by and among each management investment company identified on Appendix A thereto (the “Fund”) on behalf of each of its series identified on Appendix A thereto (collectively, the “Portfolios”) and State Street Bank and Trust Company (the “Custodian”) dated as of August 30, 2010 (the “Agreement”).

Pursuant to the Agreement, this letter is to provide notice of name changes, mergers and liquidations of certain Portfolios of the Fund. Such changes are set forth on Appendix A annexed hereto. Appendix A to the Agreement is hereby amended in its entirety and replaced with Appendix A annexed hereto.

In accordance with Section 18.9 of the Agreement, this letter also provides notice that the address and contact information for the Funds has been changed to: c/o RidgeWorth Funds, 3333 Piedmont Road, Suite 1500, Atlanta, GA 30305, Attention: RidgeWorth Funds’ President, telephone: (404) 845-7622, fax: (404) 536-4972.

Please indicate your acceptance of the foregoing by executing two copies of this letter, returning one to the Funds and retaining one copy for your records.

Very truly yours,

RidgeWorth Funds on behalf of the Portfolios set forth on Appendix A hereto

By:
Name:	Julia Short
Title:	President

Accepted:

State Street Bank and Trust Company

By:
Name:	Michael F. Rogers
Title:	Executive Vice President

APPENDIX A

TO

MASTER CUSTODIAN AGREEMENT

MANAGEMENT INVESTMENT COMPANIES REGISTERED WITH THE SEC AND PORTFOLIOS THEREOF, IF ANY

RidgeWorth Funds

Aggressive Growth Allocation Strategy

Aggressive Growth Stock Fund1

Conservative Allocation Strategy

Core Bond Fund (formerly, Investment Grade Bond Fund)2

Corporate Bond Fund

Georgia Tax-Exempt Bond Fund

Growth Allocation Strategy

High Grade Municipal Bond Fund

High Income Fund

Intermediate Bond Fund

International Equity Fund

International Equity Index Fund

Investment Grade Tax-Exempt Bond Fund

Large Cap Core Growth Stock Fund (formerly, Large Cap Core Equity Fund)3 4

Large Cap Growth Stock Fund

Large Cap Value Equity Fund

Limited Duration Fund

Limited-Term Federal Mortgage Securities Fund

Mid-Cap Value Equity Fund5

Moderate Allocation Strategy

North Carolina Tax Exempt Bond Fund

Seix Floating Rate High Income Fund

Seix High Yield Fund

Select Large Cap Growth Stock Fund

Short-Term Bond Fund

Short-Term Municipal Bond Fund (formerly, Maryland Municipal Bond Fund)6

Short-Term U.S. Treasury Securities Fund

Small Cap Growth Stock Fund

Small Cap Value Equity Fund

Total Return Bond Fund

U.S. Government Securities Fund

U.S. Government Securities Ultra-Short Bond Fund

Ultra-Short Bond Fund

Virginia Intermediate Municipal Bond Fund

Updated as of April 27, 2012

[1]	On April 27, 2012, the Emerging Growth Stock Fund was reorganized into the Aggressive Growth Stock Fund.
[2]	Name change was effective September 30, 2011.
[3]	Name change was effective May 13, 2011.
[4]	On July 15, 2011, the Large Cap Quantitative Equity Fund was reorganized into the Large Cap Core Growth Stock Fund.
[5]	On April 29, 2011 the Mid-Cap Core Equity Fund was reorganized into the Mid-Cap Value Equity Fund.
[6]	Name change was effective April 10, 2012.